                                                                     EXHIBIT 2.1
                                                                     -----------

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is entered into as of   ____________,
1999 by ALLSCRIPTS, INC., an Illinois corporation (the "Company"), and ALLSCRIPTS, INC., a Delaware corporation and a wholly owned subsidiary of the Company ("Allscripts").

     The parties to this Agreement hereby agree as follows:

     1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law ("DGCL") and the Illinois Business Corporation Act ("IBCA"), the Company shall be merged with and into Allscripts (the "Merger"). Following the Merger, Allscripts shall continue as the surviving corporation under the name Allscripts, Inc. (the "Surviving Corporation"), and the separate corporate existence of the Company shall cease.

     2. Merger Consideration. Each common share of the Company issued and outstanding immediately prior to the Effective Time (as defined in Section 3 hereof) shall by virtue of the Merger and without any action on the part of the holder thereof be converted into one issued and outstanding share of Common Stock, $0.01 par value per share, of the Surviving Corporation, whether or not certificates representing such shares are then issued and delivered. Immediately prior to the Effective Time, the Company will have no preferred shares outstanding. The shares of stock of Allscripts held by the Company shall, at the effective time of the Merger, be cancelled.

     3. Effective Time. The Merger shall become effective at the later to occur of (1) the time of filing with the Secretary of State of the State of Delaware of a Certificate of Ownership and Merger in accordance with the relevant provisions of the DGCL and (2) the time of filing with the Secretary of State of the State of Illinois of Articles of Merger in accordance with the relevant provisions of the IBCA (the time of the completion of the later of such filings being the "Effective Time").

     4. Certificate of Incorporation and Bylaws. Upon consummation of the Merger at the Effective Time, the Certificate of Incorporation and Bylaws of Allscripts in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended or repealed as provided therein or by law.

     5. Officers and Directors. The officers of the Surviving Corporation shall be the corresponding officers of the Company immediately prior to the Effective Time, and the members of the Board of Directors of the Surviving Corporation shall be as follows, which directors are to serve in office until the annual meeting of stockholders in the year indicated below, or until their successors shall have been elected and qualified and which directors are to serve on such committees of the Board of Directors as they served on with the Company immediately prior to the Effective Time:

          Name of Director          Expiration of Term
          ----------------          ------------------

          Glen E. Tullman                   2002
          David B. Mullen                   2001
          Philip D. Green                   2000
          M. Fazle Husain                   2002
          Michael J. Kluger                 2001
          L. Ben Lytle                      2000
          Gary M. Stein                     2001
          Edward M. Philip                  2000



     6. Filing. Simultaneous with, and contingent upon, the consummation by the Company of a Qualified Initial Public Offering (as defined in the Company's Amended and Restated Articles of Incorporation), the parties hereto shall cause to be executed in the manner required by the DGCL and IBCA and delivered to the respective Secretaries of State of Delaware and Illinois such documents as shall effect the Merger under the laws of Delaware and Illinois, and the parties shall cause to be performed all necessary acts within the State of Illinois and the State of Delaware and elsewhere to effect the Merger. The Board of Directors and the proper officers of the Company and Allscripts are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents that shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                   ALLSCRIPTS, INC., an Illinois corporation


                                   By:   ____________________________________
                                   Its:  President

Attest:

By:  _____________________________
Its: Secretary


                                   ALLSCRIPTS, INC., a Delaware corporation


                                   By:   ____________________________________
                                   Its:  President

Attest:

By:  _____________________________
Its: Secretary


                                       2